Exhibit 99.1

Imperial appoints senior vice-president, finance & administration & controller

•	D.E. Lyons to succeed B.A. Babcock effective May 1, 2018

•	B.A. Babcock to retire as senior vice-president, finance & administration & controller, Imperial Oil Limited

Calgary, AB – February 15, 2017 – Imperial Oil Limited announced today the appointment of D.E. (Dan) Lyons as senior vice-president, finance & administration & controller effective May 1, 2018.

Mr. Lyons, currently vice-president of downstream business services and downstream treasurer at Exxon Mobil Corporation, succeeds Ms. B.A. (Beverley) Babcock, who has announced her intention to retire after 31 years of service.

Mr. Lyons joined ExxonMobil in 1990 after serving with the U.S. Army. He started his career at corporate headquarters in Dallas and progressed through a variety of positions in the upstream, downstream and chemical businesses.

In 1995, he relocated to Bangkok, Thailand and held a series of finance, planning and treasury managerial roles, followed by assignments in Houston, Saudi Arabia and London. In 2005, he returned to Thailand as managing director of Esso (Thailand) Public Company Limited.

In December 2010, he was appointed to his current position of vice-president of downstream business services, which oversees downstream controllers, tax and treasurers. In July 2015, he was appointed downstream treasurer and is currently located in Houston.

Mr. Lyons holds a bachelor’s degree in Economics from Vassar College and an MBA from the University of Chicago.

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